Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124145
PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED MAY 16, 2005)
$81,250,000
6.00% Convertible Senior Notes Due 2012
and
Common Stock Issuable Upon Conversion of the Notes
ENDEAVOUR INTERNATIONAL CORPORATION
     The document supplements our prospectus dated May 16, 2005 (the “prospectus”), relating to $81,250,000 aggregate principal amount of our 6.00% Convertible Senior Notes Due 2012 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The following table has been prepared based upon information furnished to us by the selling securityholders and supplements the information under the caption “Selling Securityholders” in the prospectus.

	Principal Amount		Shares of	Shares of
	of Notes		Common Stock	Common Stock
	Beneficially	Percentage	Beneficially	Issuable Upon	Percentage
	Owned That	of Notes	Owned Prior	Conversion That	Owned After
Name	May Be Sold	Outstanding(1)	to Conversion	May Be Sold	Conversion
GLG Market Neutral Fund	6,250,000	7.7%	—	1,245,020	1.5%

Ritchie Energy Trading Ltd.	8,250,000	10.2%	—	1,643,426	2.0%

All other holders of notes or future transferees, pledgees, donees or successors of any holder(2),(3)	6,500,000	8.0%	—	4,183,267	4.9%

(1)	The percentage of Notes outstanding is based on the $81,250,000 principal amount of Notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

(2)	Information concerning other selling securityholders of the Notes will be set forth in amendments to the registration statement of which this prospectus is a part or in prospectus supplements from time to time, if and when necessary.

(3)	Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the Notes are convertible at the conversion price of 199.2032 shares per $1,000 principal amount of the Notes.
     Investing in the notes and our common stock issuable upon their conversion involves certain risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the common stock issuable upon conversion of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 24, 2005.